Exhibit 99.1

news release

Enbridge Energy Partners Completes $200 Million Private Placement of Senior Notes

HOUSTON, August 29, 2007 – Enbridge Energy Partners L.P. (NYSE:EEP) (the “Partnership”) today completed a private placement of senior unsecured zero coupon notes for proceeds of $200 million, yielding 5.36 percent on a semi-annual compound basis.  The senior notes are scheduled to mature in 2022, although may become payable at an earlier date upon the occurrence of certain events.

The senior notes were sold in reliance upon an exemption from registration under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A.

The Partnership intends to use the net proceeds to reduce indebtedness incurred to finance a portion of its current capital expansion projects.

Enbridge Energy Partners, L.P. owns the U.S. portion of the world's longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (NYSE:EEQ) manages the business and affairs of the Partnership and its principal asset is an approximate 14% interest in the Partnership.  Enbridge Inc., through an indirect wholly owned subsidiary, is the General Partner and holds an approximate 15% interest in the Partnership.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any jurisdiction.

Investor Relations Contact:	Media Contact:
Tracy Barker	Larry Springer
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2253
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

# # #